Exhibit 10.9

Execution Copy

FIRST AMENDMENT

FIRST AMENDMENT, dated as of March 31, 2010 (this “Amendment”), to the Revolving Credit and Guarantee Agreement, dated as of February 19, 2010 (the “Credit Agreement”), among RDA HOLDING CO. (“Holdings”), THE READER’S DIGEST ASSOCIATION, INC. (the “Borrower”), and certain of the Borrower’s Subsidiaries (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Holdings, the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, the Borrower has requested certain amendments to the Credit Agreement as more fully set forth herein; and

WHEREAS, the Administrative Agent and the Lenders are willing to agree to such amendments but only on the terms and conditions contained in this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.             Defined Terms. Unless otherwise defined herein, capitalized terms used herein which are defined in the Credit Agreement (as amended by this Amendment) are used herein as therein defined.

2.             Amendment to Section 1.01. Section 1.01 of the Credit Agreement is amended as follows:

(a)  by inserting the following definitions in their appropriate alphabetical order:

“Commitment” means Revolving Credit Commitment.

“First Amendment” means the First Amendment, dated as of March 31, 2010, to this Agreement.

“First Amendment Effective Date” has the meaning set forth in the First Amendment, which date is March 31, 2010.

(b)  by amending the definition “Required Lenders” to read in its entirety as follows:

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the aggregate Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the aggregate Revolving Credit Exposures then outstanding.

3.             Amendment to Section 2.03. Section 2.03 of the Credit Agreement is amended by inserting the following new paragraph (l):

“(l) Existing Letters of Credit. Notwithstanding anything to the contrary herein, on and after the First Amendment Effective Date, each letter of credit set forth on Schedule 2.03 will constitute a Letter of Credit, and the issuer of such letter of credit shall constitute an L/C Issuer, under this Agreement and for purposes hereof will be deemed to have been issued on the First Amendment Effective Date.”

4.             Additional Amendments to the Credit Agreement. The Credit Agreement is amended by making the changes thereto indicated on Annex A hereto.

5.             Amendment to Schedules to the Credit Agreement. The Credit Agreement is amended by adding Annex B hereto as Schedule 2.03 to the Credit Agreement.

6.             Release of Cash Collateral. JPMorgan Chase Bank, N.A., as the issuer of the letters of credit set forth on Annex B hereto, agrees to release to the Borrower the cash collateral securing such letters of credit in the amount of $7,930,965.07 one Business Day after the First Amendment Effective Date.

7.             Conditions to Effectiveness of this Amendment. (a) Pursuant to clause (ii) of the last paragraph of Section 11.01 of the Credit Agreement, Section 2(b) hereof shall become effective upon the date upon which this Amendment shall have been executed and delivered by the Borrower and the Administrative Agent.

(b) Other than as specified in Section 7(a) hereof, this Amendment shall become effective upon the date (the “First Amendment Effective Date”) upon which this Amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders (such term having the meaning as amended by this Amendment).

8.             Representation and Warranties. To induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

(a)  As of the First Amendment Effective Date, and after giving effect to this Amendment, each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents is true and correct in all material respects as if made on and as of such date (it being understood and agreed that any representation or warranty that by its terms is made as of a specific date shall be required to be true and correct in all material respects only as of such specified date).

(b)  No Default or Event of Default has occurred and is continuing after giving effect to the amendments contemplated herein.

9.             Effect of Amendment. (a) This Amendment shall not constitute an amendment or waiver of or consent to any provision of the Credit Agreement or the other Loan Documents not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower or any other Loan Party that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly amended hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with its terms.

(b) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

10.           Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile or by electronic mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart.

11.           Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.           Integration. This Amendment and the other Loan Documents represent the agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

13.           GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE READER’S DIGEST ASSOCIATION, INC.

By:	/s/ Thomas A. Williams
Name: Thomas A. Williams
Title: Senior Vice President and Chief Financial Officer

[The Reader’s Digest First Amendment Signature Page]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Tina Ruyter
Name: Tina Ruyter
Title: Executive Director

[The Reader’s Digest First Amendment Signature Page]

Bank of America, N.A., as a Lender

By:	/s/ Stephanie Vallillo
Name: Stephanie Vallillo
Title: Senior Vice President

[The Reader’s Digest First Amendment Signature Page]

Credit Suisse AG, Cayman Islands Branch, as a Lender

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Director

By:	/s/ Lynne-Marie Paquette
Name: Lynne-Marie Paquette
Title: Associate

[The Reader’s Digest First Amendment Signature Page]

GOLDMAN SACHS CREDIT PARTNERS LP, as a Lender

By:	/s/ Andrew Caditz
Name: Andrew Caditz
Title: Authorized Signatory

[The Reader’s Digest First Amendment Signature Page]

Annex A

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $5.0 million;

(e) any disposition of property or assets or issuance of securities by (i) a Restricted Subsidiary to the Borrower, (ii) the Borrower or a Restricted Subsidiary to another Subsidiary Guarantor or (iii) a Restricted Subsidiary that is not a Subsidiary Guarantor to another Restricted Subsidiary that is not a Subsidiary Guarantor;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h) licenses or sub-licenses of intellectual property in the ordinary course of business (other than any perpetual licensing or exclusive licenses or sub-licenses or assignments of intellectual property that have a material adverse effect on the value of the Collateral or the ability of the Collateral Agent or the Secured Parties to realize the benefits of, and intended to be afforded by, the Collateral);

(i) solely with respect to Section 7.08(a)(i)(A) and (B) and Section 7.08(b)(i)(A) and (B), foreclosures on assets, involuntary asset transfers or transfers by reason of eminent domain;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including, without limitation, sale leasebacks and asset securitizations permitted by this Agreement;

(l) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary, including in connection with any merger or consolidation;

(m) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and not in connection with a Receivables Facility;

(n) the factoring by Foreign Subsidiaries at maturity or collection of any accounts receivable pursuant to factoring programs entered into in the ordinary course of business on customary market terms and with respect to receivables of, and generated by, Foreign Subsidiaries;

(o) the sale, lease, assignment, transfer or disposal of any property or assets in connection with any office move or relocation in the ordinary course of business;

(p) solely for purposes of satisfying Section 7.08(a)(i)(A) or Section 7.08(b)(i)(A), the sale, lease, assignment, transfer or disposal of Investments in joint ventures to the extent required by, or made pursuant to customary sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the sale, lease, assignment, transfer or disposal of any and all of the art collections owned by the Borrower or its Restricted Subsidiaries on the Closing Date.

distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (without duplication for purposes of Section 7.01 of any amounts included under Section 7.01(a)(vii)(D)(1));

(6) solely for the purpose of determining the amount available for Restricted Payments under Section 7.01(a)(vii)(A), the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item of such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition, net of taxes, shall be excluded;

(8) any net after-tax income (loss) from the early extinguishment or cancellation of Indebtedness or obligations under Swap Contracts or other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off pursuant to ASC No. 350—“Intangible Assets” and No. 360—“Impairments” and the amortization of intangibles arising pursuant to ASC No. 805 (excluding any such impairment charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) shall be excluded;

(10) the amount of any expense will be excluded to the extent a corresponding amount is received in cash by the Borrower and the Restricted Subsidiaries from a Person other than the Borrower or any Restricted Subsidiaries under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(11) any non-cash compensation charge or expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded; and

(12) any increase in amortization or depreciation or other non-cash charges or the impact of write-off of deferred revenues resulting from the application of SOP 90-7 in relation to the Emergence Transactions shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 7.01 only (other than Section 7.01(a)(vii)(D)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the principal amount of any Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to pay over to the Administrative Agent or any other Lender any amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless subsequently cured or (b) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Non-Debtors” means the Subsidiaries set forth on Schedule 1.01C.

“Designated Preferred Stock” means preferred stock of the Borrower or any direct or indirect parent thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 7.01(a)(vii).

“DIP Credit Agreement” means the Credit and Guarantee Agreement, dated as of August 26, 2009, among Holdings, the Borrower and certain of the Borrower’s Subsidiaries, the lenders from time to time party thereto, the JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, as amended, supplemented or otherwise modified prior to the date hereof.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests held in another Person) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; and, shall include any issuance by a Person of any of its Equity Interests to another Person.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; and, provided further, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means any event, development or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on (a) the business, property, operations or financial condition of Holdings and its Subsidiaries, taken as a whole, in each case, other than such effects attributable to the commencement of the Cases or the existence of prepetition claims and of defaults under claims to the extent stayed by virtue of the commencement of the Cases, (b) the business, property, operations or financial condition of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, in each case, other than such effects attributable to the commencement of the Cases or the existence of prepetition claims and of defaults under claims to the extent stayed by virtue of the commencement of the Cases, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Material Real Property” means, on any date, any real property owned (but excluding leases) by any Loan Party with a fair market value as of such date in excess of $2,500,000.

“Maturity Date” means the date that is three (3) years from the Closing Date.

“Maximum Rate” has the meaning specified in Section 11.10.

“Moelis” means Moelis & Company LLC, and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Lenders substantially in the form of Exhibit G (with such changes as may be customary to account for local Law matters or as otherwise may be reasonably satisfactory to the Administrative Agent), and any other mortgages executed and delivered pursuant to Section 6.11.

“Mortgaged Properties” has the meaning specified in paragraph (f) of the definition of Collateral and Guarantee Requirement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Award” means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any Collateral deposited in the Collateral Account pursuant to the Collateral Documents.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any Collateral deposited in the Collateral Account pursuant to the Collateral Documents.

“Pari Passu Payment Lien Priority” means, relative to specified Indebtedness and other obligations, having equal Lien priority to the Senior Secured Notes and the Guarantees, as the case may be, on the Collateral.

“Participant” has the meaning specified in Section 11.07(e).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Investments” means

(a) any Investment in the Borrower or any Domestic Subsidiary or any Investment by a Restricted Subsidiary that is not a Subsidiary Guarantor in a Restricted Subsidiary that is not a Subsidiary Guarantor;

(b) any Investment in cash and Cash Equivalents;

(c) any Investment by the Borrower or any Domestic Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment:

(1) such Person becomes a Domestic Subsidiary; or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Domestic Subsidiary,

(d) any Investment by a Restricted Subsidiary that is not a Subsidiary Guarantor in a Person that is engaged in a Similar Business if as a result of such Investment:

(1) such Person becomes a Restricted Subsidiary; or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary,

(e) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 7.08 or any other disposition of assets not constituting an Asset Sale;

(f) any Investment existing or pursuant to agreements or arrangements in effect on the Closing Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (x) as required by the terms of such Investment as in existence on the Closing Date or (y) as otherwise permitted under this Agreement;

(g) any Investment acquired by the Borrower or any Restricted Subsidiary:

(1) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuers of such other Investment or accounts receivable; or

(2) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(i) obligations under Swap Contracts permitted under Section 7.02(b)(i) and Section 7.02(b)(xii);

(j) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other expenses, in each case incurred in the ordinary course of business and in compliance with applicable law or to finance the purchase of Equity Interests of the Borrower or any of its direct or indirect parents and in an amount not to exceed $5.0 million at any one time outstanding;

(k) Investments the payment for which consists of Equity Interests of the Borrower or any of its direct or indirect parents (exclusive of Disqualified Stock of the Borrower); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.01(a)(vii);

(l) guarantees of Indebtedness permitted under Section 7.02; provided that if such Indebtedness can only be incurred by the Borrower or Subsidiary Guarantors, then such guarantees are only permitted by this clause to the extent made by the Borrower or a Subsidiary Guarantor, and (ii) performance guarantees with respect to obligations incurred by the Borrower or any of its Restricted Subsidiaries that are permitted by this Agreement;

(m) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 7.06(b) (except transactions described in clauses (ii), (iv), (v), (vi), (viii) and (ix) of such Section 7.06(b));

(n) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment in the ordinary course of business or the non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(o) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (o) that are at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 2.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 7.01 of any amounts applied pursuant to Section 7.01(a)(vii)); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (a) or (d) above and shall not be included as having been made pursuant to this clause (o);

(p) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Restricted Subsidiary in accordance with

(17) Liens to secure any refinancing, refunding, extension, renewal, modification or replacement (or successive refinancing, refunding, extensions, renewals, modifications or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (15), (19) and (22); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property and after acquired-property that is affixed or incorporated into the property covered by such Lien), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by a Lien described under clauses (6), (7), (8), (9), (10), (15), (19) and (22) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority relative to the Liens securing the Secured Obligations and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Secured Parties than the original Liens and the related Indebtedness;

(18) Liens to secure Indebtedness of any Foreign Subsidiary permitted by Section 7.02 (b)(xxi) covering only the assets of such Foreign Subsidiary;

(19) Liens securing the Senior Secured Notes outstanding on the Closing Date and the Exchange Notes in respect thereof, the guarantees relating to such Senior Secured Notes and Exchange Notes and any obligations with respect to such Senior Secured Notes and Exchange Notes and guarantees relating thereto;

(20) Liens on the Collateral in favor of any collateral agent (including for the benefit of the Secured Parties) relating to such collateral agent’s administrative expenses with respect to the Collateral;

(21) Liens securing judgments, attachments or awards not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(22) Liens on Collateral securing Pari Passu Payment Lien Obligations or Junior Lien Indebtedness that has a stated maturity date that is longer than the Indebtedness permitted to be incurred pursuant to Section 7.02(a); provided that any such Indebtedness has Pari Passu Payment Lien Priority or junior Lien priority (pursuant to the Junior Lien Intercreditor Agreement) relative to the Secured Obligations and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 2.25 to 1.0;

(23) Any interest or title of a lessor, sublessor, licensor or sublicensor in the property subject to any lease, sublease, license or sublicense (other than any property that is the subject of a sale and leaseback transaction);

(24) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(25) Liens on Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries (except to the extent such Capital Stock is pledged as Collateral);

(26) Liens on (x) Collateral securing Indebtedness incurred pursuant to, and obligations described in, Section 7.02(b)(i); provided that any such Indebtedness (other than Indebtedness that constitutes Secured Obligations) may be Bank Priority Obligations, Pari Passu Payment Lien Obligations

or have junior Lien priority pursuant to the Junior Lien Intercreditor Agreement relative to the Secured Obligations and (y) Liens on property and assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries incurred pursuant to Section 7.02(b)(i).

(27) Liens on Collateral securing Junior Lien Indebtedness that has a stated maturity date that is longer than the Revolving Credit Loans and that is permitted to be incurred pursuant to Section 7.02(a); provided that any such Liens are subject to the Junior Lien Intercreditor Agreement;

(28) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(29) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(30) Liens that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof;

(32) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers;

(33) Liens attaching solely to cash earnest money deposits in connection with fully collateralized repurchase agreements that are permitted by Section 7.02 that constitute temporary cash investments and that do not extend to any assets other than those that are the subject of such repurchase agreement;

(34) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(35) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(36) Liens on deposits in the ordinary course of business securing credit card programs maintained in the ordinary course of business in an amount not to exceed $15.0 million (plus the amount, up to an additional $20.0 million, of such deposits sought by JPMorgan Chase Bank, N.A. or its subsidiaries (including Paymentech)) in the aggregate at any one time outstanding;

(37) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Subsidiary;

(38) Liens on equipment (including printing presses and data-processing equipment) owned by the Borrower or any Restricted Subsidiary and located on the premises of any supplier, in the ordinary course of business;

(39) Utility and other similar deposits made in the ordinary course of business;

(40) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes;

(41) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an Asset Sale permitted under Section 7.08, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(42) Liens on cash collateral securing letters of credit existing on the Emergence Date; and

(43) Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed $5.0 million at any one time outstanding.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Borrower shall, in its sole discretion, classify (or reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (other than a Multiemployer Plan, Foreign Plan or Foreign Benefit Arrangement) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor. If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure. Notwithstanding anything to the contrary in this Section 3.01 (a), the Borrower shall not be required to increase the sum payable under any Loan Document, or to indemnify any Lender or Agent, with respect to Taxes that (i) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower), are United States withholding taxes imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding taxes or (ii) are withholding taxes that are excluded pursuant to Section 11.15(d).

(b)   In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)   The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts, which statement shall be conclusive absent manifest error. Payment under this Section 3.01 (c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor.

(d)   If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or

(i)    declare or pay any dividend or make any distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A)  dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests; or

(B)   dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii)   purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation, held by Persons other than the Borrower or any Subsidiary Guarantor;

(iii)  make any principal payment on, or redeem, repurchase, defease, otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness, other than:

(A)  Pari Passu Payment Lien Obligations;

(B)   Priority Payment Lien Obligations;

(C)   Indebtedness permitted under clauses (iv), (vii), (viii), (ix), and (x) of Section 7.02 (b);

(D)  the purchase, repurchase or other acquisition of Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition;

(E)   Indebtedness incurred under revolving credit facilities (other than payments, redemptions, repurchases, defeasances or other acquisitions or retirements for value that are accompanied by termination or reduction of commitments under such revolving credit facilities); or

(F)   the giving of an irrevocable notice of redemption with respect to the transactions described in clauses (ii) and (iii) of Section 7.01(a); or

(iv)  make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless at the time of such Restricted Payment:

(v)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(vi)  immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness under Section 7.02 (a); and

(vii)         such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (i), (viii), (xii), (xiv) and (xvi) of paragraph (b) below, but excluding all other Restricted Payments permitted by paragraph (b)), is less than the sum of:

(A) the EBITDA of the Borrower for the period (taken as one accounting period) from April 1, 2010, to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times Consolidated Interest Expense of the Borrower for the same period; provided that if the amount under this clause (A) for any fiscal quarter is less than zero, then the amount “built” under this clause (A) for such fiscal quarter shall be deemed to be equal to zero, plus

(B) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property received by the Borrower since immediately after the Closing Date from the issue or sale of:

(1) Equity Interests of the Borrower, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property received from the sale of:

I                    Equity Interests to members of management, directors or consultants of the Borrower, any direct or indirect parent of the Borrower and the Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of paragraph (b) below; and

II                Designated Preferred Stock; or

(2) debt securities of the Borrower that have been converted into such Equity Interests of the Borrower or its direct or indirect parents;

provided, however, that this clause (B) shall not include the proceeds from (w) Refunding Capital Stock (as defined below), (x) Equity Interests or converted debt securities of the Borrower sold to a Restricted Subsidiary, or to an employee stock ownership plan or other trust established by the Borrower or a Restricted Subsidiary, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions or Designated Preferred Stock, plus

(C) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property contributed to the capital of the Borrower following the Closing Date other than (i) net cash proceeds contributed to the Borrower from the sale of Disqualified Stock or Designated Preferred Stock, (ii) net cash proceeds received from Equity Offerings to the extent used to redeem Senior Secured Notes, (iii) by any Excluded Contributions and (iv) by contributions to the Borrower and the Restricted Subsidiaries in connection with the Reorganization Plan, plus

(D) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property received by the Borrower or a Restricted Subsidiary by means of:

(1)  the sale or other disposition (other than to the Borrower or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Restricted Investments made after the Closing Date by the Borrower and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments made after the Closing Date by the Borrower and the Restricted Subsidiaries and (without duplication of amounts included in EBITDA) any dividends or distributions received by the Borrower or a Restricted Subsidiary on account of Restricted Investments made after the Closing Date (other than in each case to the extent the Investment in such Restricted Investment was made by the Borrower or a Restricted Subsidiary pursuant to clause (xiv) of paragraph (b) below); or

(2)  the sale (other than to the Borrower or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of the stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (x) of paragraph (b) below or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary in each case after the Closing Date; plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (xiv) of paragraph (b) below or to the extent such Investment constituted a Permitted Investment.

(b) The foregoing provisions of Section 7.01(a) will not prohibit:

(i)           the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice such payment would have complied with the provisions of this Agreement;

(ii)          the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Borrower (“Retired Capital Stock”) or Indebtedness of the Borrower or a Subsidiary Guarantor, or any Equity Interests of any direct or indirect parent of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary or to an employee stock ownership plan or other trust established by the Borrower or a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”);

(iii)         the redemption, repurchase or other acquisition or retirement of Indebtedness of the Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with Section 7.02 so long as:

Indebtedness under Credit Facilities of Foreign Subsidiaries, (D) obligations under Secured Hedge Agreements or (E) Cash Management Obligations; provided that the aggregate principal amount of Indebtedness incurred under clauses (B), (C), (D) and (E) outstanding at any one time shall not exceed $50.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Borrower or any Restricted Subsidiary since the Closing Date to permanently repay any Indebtedness under Credit Facilities (and, in the case of revolving credit Indebtedness, to effect a corresponding permanent reduction thereunder);

(ii)          the incurrence by the Borrower and any Subsidiary Guarantor of Indebtedness represented by (i) the Senior Secured Notes issued on the Issue Date (other than any Additional Notes), including any guarantee thereof, and (ii) any Exchange Notes (including any guarantee thereof);

(iii)         Existing Indebtedness (other than Indebtedness described in clauses (i) and (ii) of Section 7.02(b));

(iv)        Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Borrower or any of the Subsidiary Guarantors to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (iv) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (iv), does not exceed the greater of $20.0 million and 1.0% of Total Assets;

(v)         Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits, or property, casualty or liability insurance or self insurance obligations in the ordinary course of business; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi)        Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for and to the extent of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(vii)         Indebtedness of the Borrower to a Subsidiary Guarantor; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Guarantor) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (vii);

7.02(a) and Section 7.02(b)(ii) and (b)(iii) above, this clause (xv) and clause (xvi) below, including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) (1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the lesser of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced and (y) the remaining Weighted Average Life to Maturity of the Revolving Credit Loans and (2) does not have a maturity date prior to the Maturity Date;

(B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu in right of payment to the Secured Obligations, such Refinancing Indebtedness is subordinated or pari passu in right of payment to the Secured Obligations at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively;

(C) shall not be in an amount in excess the principal amount (or accreted value, if applicable) or liquidation preference of, plus any accrued and unpaid interest on, the Indebtedness being so refunded or refinanced, plus the amount of any premium (including tender premiums), defeasance costs and any related fees and expenses;

(D) shall not have a final maturity date prior to the final maturity date of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced; and

(E) shall not include:

(1) Indebtedness, Disqualified Stock or preferred stock of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of the Borrower or a Subsidiary Guarantor; or

(2) Indebtedness, Disqualified Stock or preferred stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

(xvi)                (i)            Indebtedness, Disqualified Stock or preferred stock of Persons incurred and outstanding on or prior to the date such Person was acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement and (ii) Indebtedness of the Borrower or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Borrower or such Restricted Subsidiary of property used or useful in a Similar Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided that in the case of both (i) and (ii), the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in paragraph (a) of this Section;

(xvii)       Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

(xviii)      Indebtedness consisting of promissory notes issued by the Borrower or any of its Restricted Subsidiaries to any current or former employee, director or officer of the Borrower, any of its Restricted Subsidiaries or any of its direct or indirect parents (or permitted transferees, assigns, estates, or heirs of such employee, director or officer), to finance the purchase or redemption of Equity Interests of the Borrower or any of its direct or indirect parent companies permitted by Section 7.01; provided further, that such indebtedness must be expressly subordinated in right of payment to the Secured Obligations;

(xix)         Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx)          Indebtedness, Disqualified Stock and preferred stock of the Borrower and the Restricted Subsidiaries not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (xx), does not at any one time outstanding exceed $35.0 million; and

(xxi)         Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $5.0 million at any time outstanding.

(c)  For purposes of determining compliance with this Section 7.02 in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (b)(i) through (b)(xxi) above or is entitled to be incurred pursuant to paragraph (a) of this Section, the Borrower shall, in its sole discretion, classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) in any manner that complies with this Section and such item of Indebtedness, Disqualified Stock or preferred stock will be treated as having been incurred pursuant to only one of such clauses or pursuant to paragraph (a) of this Section. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to any category of permitted Indebtedness described in clauses (b)(i) through (b)(xxi) above or pursuant to paragraph (a) of this Section so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassifications, provided that all Indebtedness outstanding on the Closing Date under this Agreement shall be deemed to have been incurred on such date in reliance on the exception provided by Section 7.02(b)(i) and may not later be reclassified. Accrual of interest, the accretion of accreted value, the amortization of original issue discount and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section.

(d)  For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(e)  The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 7.02(a);

(v)           each Guarantor, unless it is a Subsidiary Guarantor that is the other party to the transactions described above, in which Section 7.04(a)(ii) above shall apply, shall have by supplement to this Agreement confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement and its obligations under the Collateral Documents shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(vi)          the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplements, if any, comply with this Agreement and, if a supplement to this Agreement or any supplement to any Collateral Document is required in connection with such transaction, such supplement shall comply with the applicable provisions of this Agreement and the Collateral Documents;

(vii)         to the extent any assets of the Person which is merged or consolidated with or into the Successor Borrower are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Borrower will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Agreement or any of the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Collateral Documents; and

(viii)        the Collateral owned by or transferred to the Successor Borrower shall:

(A) continue to constitute Collateral under this Agreement and the Collateral Documents,

(B) be subject to the Lien in favor of the Collateral Agent for the benefit of the Collateral Agent, the Administrative Agent and the other Secured Parties; and

(C) not be subject to any Lien other than Permitted Liens.

(b) The Successor Borrower will succeed to, and be substituted for such Borrower under this Agreement and the Obligations and the Borrower (if not the Successor Borrower) will be fully released from its obligations under this Agreement and the Collateral Documents but, in the case of a lease of all or substantially all its assets, the Borrower will not be released from the obligation to pay the principal of and interest on the Obligations.

(c) In addition, the Borrower will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(d) Notwithstanding the foregoing clauses (a)(iii) and (a)(iv),

(i)            any Restricted Subsidiary that is not a Subsidiary Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or any Restricted Subsidiary;

supplemental indenture or any supplement to any Security Document is required in connection with such transaction, such supplement shall comply with the applicable provisions of this Agreement;

(E) to the extent any assets of the Person which is merged and consolidated with or into the Successor Person are assets of the type which would constitute Collateral under the applicable Collateral Documents, the Successor Person will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Agreement or any of the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Collateral Documents; and

(F) the Collateral owned by or transferred to the Successor Person shall:

(1) continue to constitute Collateral under this Agreement and the Collateral Documents;

(2) be subject to the Lien in favor of the Collateral Agent for the benefit of the Collateral Agent, the Administrative Agent and the Secured Parties;

(3) not be subject to any Lien other than Permitted Liens; and

(ii)           the transaction is made in compliance with Section 7.08.

(b) Subject to certain limitations described in this Agreement, the Successor Person will succeed to, and be substituted for, such Guarantor under this Agreement and such Guarantor’s Guarantor Obligations but, in the case of a lease of all or substantially all its assets, the Guarantor will not be released from its obligations under its Guarantee. Notwithstanding the foregoing any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Borrower.

Section 7.06           Transactions with Affiliates. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”), unless:

(i)            such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii)           the Borrower delivers to the Administrative Agent (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an Officers’ Certificate that (x) such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, if any, and (y) that such Affiliate Transaction complies with clause (a) above; and (B) with respect to any Affiliate Transactions or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view.

(xii)          any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower in good faith;

(xiii)         sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(xiv)        transactions contemplated by the Reorganization Plan and the related confirmation order.

Section 7.07        Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i)            pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;

(ii)           make loans or advances to the Borrower or any Restricted Subsidiary; or

(iii)          sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary.

(b) The foregoing limitations in paragraph (a) will not apply (in each case) to encumbrances or restrictions existing under or by reason of:

(i)            contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation as in effect on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

(ii)           the Senior Secured Notes Indenture;

(iii)          purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in Section 7.07(a)(iii) on the property so acquired;

(iv)          applicable law or any applicable rule, regulation or order;

(v)           any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

similar to those set forth in the Senior Secured Note Indenture with respect to offers to purchase or redeem with the proceeds of sales of Collateral to purchase the maximum principal amount of the Specified Notes and such Pari Passu Payment Lien Obligations (on a pro rata basis) to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Specified Notes, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Senior Secured Note Indenture; provided, that the Borrower may, prior to making a Collateral Disposition Offer, repay, repurchase, redeem or acquire the maximum principal amount of Indebtedness that is Priority Payment Lien Obligations (and to correspondingly reduce the commitments with respect thereto) secured by such Collateral that may be repaid, repurchased, redeemed or acquired out of such Net Proceeds, plus accrued and unpaid interest, to the date of prepayment, with any Excess Collateral Proceeds not used to repay, repurchase, redeem or acquire such Indebtedness offered to holders of the Specified Notes in accordance with this clause (after giving effect to the repayment, repurchase, redemption or acquisition of Priority Payment Lien Obligations). To the extent that the aggregate amount of Specified Notes and other Pari Passu Payment Lien Obligations so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds, the Borrower may use any remaining Excess Collateral Proceeds (“Unutilized Excess Collateral Proceeds”) in any manner not prohibited by this Agreement. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero.

(b)  (i)  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly consummate an Asset Sale (other than Asset Sales of Collateral which shall be treated in the manner set forth in paragraph (a) above), unless:

(A) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower on the date of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(B) at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Replacement Assets or a combination of the foregoing; and

(C) to the extent that any consideration received by the Borrower or a Restricted Subsidiary in such Asset Sale constitutes securities or other assets that are of a type or class that constitutes Collateral, such securities or other assets, including the assets of any Person that becomes a Subsidiary Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Secured Obligations in the manner and to the extent required in this Agreement or any of the Collateral Documents.

(ii)           Within 365 days after the Borrower’s or a Restricted Subsidiary’s receipt of Net Proceeds from an Asset Sale subject to this paragraph (b), the Borrower or such Restricted Subsidiary, at its option, may apply such Net Proceeds from such Asset Sale:

(A) to repay Priority Payment Lien Obligations (and to correspondingly reduce commitments with respect thereto) and Indebtedness of the applicable Restricted Subsidiary (if such Restricted Subsidiary is not a Guarantor);

(B) to make an investment in (1) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock of such business such that it constitutes a Restricted Subsidiary, (2) capital expenditures or (3) acquisitions of other assets

(other than current assets), in each of (1), (2) and (3), used or useful in a Similar Business; provided, further, that, to the extent such investment is of the type which would constitute Collateral under the applicable Collateral Documents, such investment is concurrently added to the Collateral securing the Revolving Credit Loans in the manner and to the extent required in this Agreement or any of the Collateral Documents; and/or

(C) to make an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c), replace the businesses, properties and assets that are the subject of such Asset Sale; provided, further, that, to the extent such investment is of the type which would constitute Collateral under the applicable Collateral Documents, such investment is concurrently added to the Collateral securing the Secured Obligations in the manner and to the extent required in this Agreement or any of the Collateral Documents.

(iii)          Pending the final application of any Net Proceeds from Asset Sales in accordance with clauses (ii)(A) through (ii)(C) above, the Borrower and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise apply such Net Proceeds in any manner not prohibited by this Agreement. Any binding commitment to apply Net Proceeds to invest in accordance with clauses (ii)(B) or (ii)(C) above shall be treated as a permitted final application of Net Proceeds from the date of such commitment so long as the Borrower or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment; provided that if such commitment is later canceled, terminated or otherwise not consummated during such period for any reason, then such Net Proceeds shall constitute “Excess Proceeds” (as defined in clause (iv) below).

(iv)          Any Net Proceeds from Asset Sales covered by this paragraph (b) that are not invested or applied as provided and within the time period set forth above will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Borrower may make an offer to all holders of the Specified Notes, and, at the Borrower’s option, to the holders of any Pari Passu Payment Lien Obligations (an “Asset Sale Offer”) containing provisions similar to those set forth in the Senior Secured Note Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Specified Notes and Pari Passu Payment Lien Obligations that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Senior Secured Note Indenture. To the extent that the aggregate amount of Specified Notes and such Pari Passu Payment Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds (which shall also constitute “Unutilized Excess Proceeds”) for any purpose not prohibited by the terms of this Agreement. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. After the Borrower or any Restricted Subsidiary has applied the Net Proceeds from any Asset Sale as provided in, and within the time periods required by, this paragraph (b), any Unutilized Excess Proceeds may be released by the Collateral Agent to the Borrower or such Restricted Subsidiary for use by the Borrower or such Restricted Subsidiary for any purpose not prohibited by this Agreement.

(c) For purposes of paragraphs (a) and (b) of this Section, (i) any liabilities (other than Pari Passu Payment Lien Obligations, Disqualified Stock and Indebtedness the repayment of which would constitute a Restricted Payment) (as shown on the Borrower’s, or such Restricted Subsidiary’s, most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary that are assumed by the transferee of any such assets and for which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing; and (ii) any securities or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale shall be deemed to be cash or Cash Equivalents.

In addition for purposes of paragraph (b) of this Section only, any Designated Noncash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this paragraph (c) that is at that time outstanding, not to exceed 1.0% of Total Assets with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents.

Section 7.09     Prepayments, Etc. of Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(a) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any unsecured Indebtedness, any Junior Lien Indebtedness or any Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except the refinancing thereof with Refinancing Indebtedness otherwise permitted under Section 7.02 (b)(xv);

(b) amend, modify or change in any manner materially adverse to the interests of the Lenders (i) any term or condition of the Senior Secured Notes, the Senior Secured Note Indenture, documentation governing Pari Passu Payment Lien Obligations or any Junior Financing Documentation or (ii) any Organization Document of any Group Member, in any case without the consent of the Administrative Agent; or

(c) amend, modify or otherwise change Section 3.2(b)(1) of the Senior Secured Note Indenture or clause (26) of the definition of “Permitted Liens” in the Senior Secured Note Indenture.

Section 7.10     Holding Company. Holdings shall not conduct, transact or otherwise engage in any business or operations other than (i) its ownership of all of the Equity Interests in, and its management of, the Borrower, (ii) action required by law to maintain its existence, (ii) performance of its obligations under this Agreement, the Senior Secured Note Indenture, the Collateral Documents and the other agreements contemplated thereby, (v) any public offering of its common stock, (vi) activities incidental to its maintenance and continuance and to any of the foregoing activities and (vii) other activities to the extent permitted by, and in compliance with, this Agreement.

Section 7.11     Payments for Consent. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement unless such consideration is offered to be paid and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Section 7.12     Limitation on Lines of Business. The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Similar Business.

Annex B

Applicant/Obligor	L/C Number	Amount (USD)	Account party	Beneficiary Name

The Reader’s Digest Association Inc	CFCS-808046	$1,650,000.00	The Reader’s Digest Association Inc	North American Specialty Insurance
The Reader’s Digest Association Inc	CPCS-761228	$421,977.20	Direct Holdings Americas, Inc.	KBSII Willow Oaks, LLC
The Reader’s Digest Association Inc	TPTS-750710	$2,774,904.00	The Reader’s Digest Association,	Advance Magazine Publishers Inc.
The Reader’s Digest Association Inc	TPTS-777217	$300,000.00	Direct Entertainment Media Group Inc.	Massachusetts Bay Insurance Company
The Reader’s Digest Association Inc	TPTS-792495	$2,405,412.00	The Reader’s Digest Association	44 South Broadway Property LLC